Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three months ended March 31, 2022 and Declares Quarterly Dividend

Morrisville, VT April 20, 2022 - Union Bankshares, Inc. (NASDAQ - UNB) ) today announced results for the three months ended March 31, 2022 and declared a regular quarterly cash dividend. Consolidated net income for the first quarter was $2.5 million, or $0.55 per share compared to $2.9 million, or $0.64 cents per share, for the same period in 2021, a decrease of $394 thousand, or 13.7%.

Interest income was $9.7 million for the three months ended March 31, 2022 compared to $9.5 million for the comparable period in 2021, an increase of $226 thousand, or 2.4%, due to higher volumes of interest earning assets partially offset by lower average yields. Conversely, despite higher customer deposit balances, interest expense decreased $338 thousand, or 30.7%, to $763 thousand for the three months ended March 31, 2022 compared to $1.1 million for the comparable period in 2021 attributable to lower interest rates.

No provision for loan losses was recorded for the three months ended March 31, 2022 compared to $150 thousand for the comparable quarter in 2021. There was no net charge-off activity as of March 31, 2022 compared to net recoveries of $8 thousand for the comparable period in 2021.

Noninterest income was $2.1 million for the three months ended March 31, 2022 compared to $2.6 million for the three months ended March 31, 2021, a decrease of $566 thousand, or 21.6% caused primarily due to the reduction in net gains on sales of residential loans. Sales of qualifying residential loans to the secondary market for the first quarter of 2022 were $16.4 million resulting in net gains of $14 thousand, compared to sales of $29.7 million and net gains on sales of $894 thousand for the first quarter of 2021. The rapid increase in the 10-year treasury yield negatively impacted the premium obtained on sales of qualifying loans in the first quarter of 2022 compared to the same period in 2021. This resulted in lower sales volume and more residential loans retained on the balance sheet. Noninterest expenses increased $661 thousand, or 8.9%, during the comparison periods due to increases of $327 thousand in salaries and wages, $136 thousand in employee benefits, $50 thousand in occupancy expenses, $118 thousand in equipment expenses, and $30 thousand in other expenses. Income tax expense decreased $119 thousand.

Total assets were $1.2 billion as of March 31, 2022 compared to $1.1 billion as of March 31, 2021, an increase of $129.2 million, or 11.7%. Asset growth continued to be fueled by increases in customer deposits that were reinvested into investment securities and into our communities through loans to individuals, businesses, and municipalities.

Investment securities, including interest bearing deposits in other banks reached $287.6 million at March 31, 2022 compared to $157.8 million at March 31, 2021. The $129.9 million increase for the comparison period was due to investing low yielding excess liquidity funds into higher yielding investments, primarily mortgage backed securities classified as available-for-sale. Since the settlement of these purchases, interest rates, specifically the 10-year treasury rate, increased rapidly resulting in unrealized losses of $22.1 million as of March 31, 2022. The offset to recording the unrealized losses was an increase in deferred taxes included in other assets and accumulated comprehensive losses included in total equity as discussed below.

Total loans outstanding as of March 31, 2022 were $831.0 million, which included $2.3 million in loans held for sale, compared to $841.7 million as of March 31, 2021, with $40.2 million in loans held for sale. The decrease in total loans during the comparison period was due to a reduction in PPP loans of $70.4 million as these loans have been forgiven in accordance with the PPP program and a reduction of $10.8 million in municipal loans. These decreases were partially offset by increases of $40.3 million in commercial real estate loans and $29.9 million in residential loans.

As mentioned above, funding of asset growth continues to be primarily from customer deposits which increased to $1.1 billion as of March 31, 2022 compared to $1.0 billion as of March 31, 2021, an increase of $126.4 million, or 12.5%. The increase in customer deposits has allowed for a reduction in borrowed funds of $7.2 million since March 31, 2021.

The Company had total equity capital of $69.4 million and a book value per share of $15.45 as of March 31, 2022 compared to $79.8 million and $17.81 per share as of March 31, 2021. The decrease in total capital was primarily attributable to the reduction in accumulated comprehensive loss of $17.5 million as it relates to unrealized losses in the investment portfolio discussed above. The unrealized losses in other comprehensive income during the quarter do not impact regulatory capital ratios.

The Board of Directors declared a cash dividend of $0.35 per share for the quarter payable May 5, 2022 to shareholders of record as of April 30, 2022.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, wealth management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.